The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated August 18, 2026

Pricing Supplement dated August , 2026	Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-287303

Barclays Bank PLC Barrier Market Linked Notes (with daily barrier observation)

Linked to the SPDR® Gold Trust due on or about August 30, 2028

Investment Description

The Barrier Market Linked Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the SPDR® Gold Trust (the “Underlying”). If a Barrier Event has occurred, meaning that the Closing Price of the Underlying is greater than the Upper Barrier on any scheduled trading day during the period from but excluding the Trade Date to and including the Final Valuation Date (the “Observation Period”), the Issuer will pay the principal amount of the Notes at maturity plus a return equal to the Conditional Return of 8.00%. The Upper Barrier, which will be set on the Trade Date, will be equal to between 141.00% and 143.05% of the Initial Underlying Price. If a Barrier Event has not occurred and the Underlying Return is positive, the Issuer will pay the principal amount of the Notes at maturity plus a return equal to the Underlying Return. If a Barrier Event has not occurred and the Underlying Return is zero or negative, the Issuer will repay the principal amount of the Notes at maturity but you will not receive any positive return on your investment. Because the Upper Barrier will be equal to between 141.00% and 143.05% of the Initial Underlying Price, the maximum payment at maturity will be between $1,410.00 and $1,430.50 per Note. If a Barrier Event occurs, the return on the Notes will be limited to the Conditional Return, regardless of the Underlying Return. You may receive only your principal amount at maturity and you may not receive any positive return on the Notes. Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑	Conditional Return at Maturity If a Barrier Event Has Occurred: If a Barrier Event has occurred, the Issuer will pay the principal amount at maturity plus a return equal to the Conditional Return of 8.00%.
❑	Growth Potential Only If a Barrier Event Has Not Occurred: If a Barrier Event has not occurred and the Underlying Return is positive, the Issuer will pay the principal amount of the Notes at maturity plus a return equal to the Underlying Return.
❑	Repayment of Principal at Maturity: If a Barrier Event has not occurred and the Underlying Return is zero or negative, the Issuer will repay the principal amount of the Notes at maturity but you will not receive any positive return on your investment. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Trade Date:	August 27, 2026
Settlement Date:	August 31, 2026
Final Valuation Date:	August 28, 2028
Maturity Date:	August 30, 2028
[1]	The Trade Date, the Final Valuation Date and the Maturity Date are subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE RETURN ON THE NOTES MAY BE LESS THAN THE AMOUNT THAT WOULD BE PAID ON A CONVENTIONAL DEBT SECURITY OF THE ISSUER OF COMPARABLE MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE NOTES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES (OR THE TRUSTEE ON BEHALF OF THE HOLDERS OF THE NOTES), BY ACQUIRING THE NOTES, EACH HOLDER OR BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Barrier Market Linked Notes linked to the SPDR® Gold Trust. The return on the Notes is subject to the predetermined Upper Barrier and the corresponding maximum payment at maturity. The Initial Underlying Price and the Upper Barrier will be set on the Trade Date. The Notes are offered at a minimum investment of $1,000 and integral multiples of $1,000.

Underlying	Conditional Return	Initial Underlying Price*	Upper Barrier	CUSIP / ISIN
SPDR® Gold Trust (GLD)	8.00%	$•	141.00% to 143.05% of the Initial Underlying Price (rounded to two decimal places)	06749JK83 / US06749JK832

* The Initial Underlying Price will be the Closing Price of the Underlying on the Trade Date.

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025, the underlying supplement dated May 15, 2025 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$1,000	$20	$980
Total	$•	$•	$•
[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $921.90 and $971.90 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Key Risks” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus, prospectus supplement or underlying supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

t	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

t	Underlying supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Barrier Market Linked Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range for the Upper Barrier set forth in this pricing supplement. We determined the size of the range for the Upper Barrier based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on or prior to the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-7 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Selected Purchase Considerations

The Notes may be appropriate for you if:

t	You fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

t	You understand and accept that your potential return is limited by the Conditional Return if a Barrier Event has occurred or by the Upper Barrier if a Barrier Event has not occurred.

t	You believe the price of the Underlying will increase moderately and you can tolerate receiving only the Conditional Return at maturity if the Underlying increases and a Barrier Event occurs.

t	You can tolerate receiving only your principal amount at maturity if a Barrier Event does not occur and the Final Underlying Price is equal to or less than the Initial Underlying Price.

t	You understand and accept that you will participate in any positive Underlying Return only if a Barrier Event has not occurred.

t	You would be willing to invest in the Notes if the Upper Barrier was set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Upper Barrier will be set on the Trade Date).

t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

t	You do not seek current income from this investment, and you understand and accept that you will not have any rights with respect to the Underlying or the commodity held by the Underlying.

t	You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

t	You understand and are willing to accept the risks associated with the Underlying.

t	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be appropriate for you if:

t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

t	You seek an investment that has unlimited return potential.

t	You believe that the price of the Underlying will decrease or you cannot tolerate receiving only the Conditional Return at maturity if the Underlying increases and a Barrier Event occurs.

t	You cannot tolerate receiving only your principal amount at maturity if a Barrier Event does not occur and the Final Underlying Price is equal to or less than the Initial Underlying Price.

t	You would be unwilling to invest in the Notes if the Upper Barrier was set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Upper Barrier will be set on the Trade Date).

t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

t	You seek current income from this investment, or you seek an investment that entitles you to rights with respect to the Underlying or the commodity held by the Underlying.

t	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

t	You do not understand or are not willing to accept the risks associated with the Underlying.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

t	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-7 of this pricing supplement and the “Risk Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlying, please see the section titled “SPDR® Gold Trust” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2]:	Approximately 2 years. See “Key Dates” on the cover of this pricing supplement. [2]
Reference Asset:	SPDR® Gold Trust (Bloomberg ticker symbol “GLD“) (the “Underlying”)
Payment at Maturity (per Note):

•

If a Barrier Event has occurred, the Issuer will pay the principal amount plus a return equal to the Conditional Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Conditional Return)

•

If a Barrier Event has not occurred and the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Underlying Return)

Because the payment at maturity will not reflect any positive Underlying Return if a Barrier Event has occurred, the Upper Barrier is effectively a cap on your return at maturity. Because the Upper Barrier will be equal to between 141.00% and 143.05% of the Initial Underlying Price, the maximum payment at maturity will be between $1,410.00 and $1,430.50 per Note.

•

If a Barrier Event has not occurred and the Underlying Return is zero or negative, the Issuer will repay the full principal amount of $1,000 per Note at maturity.

If a Barrier Event has not occurred and the Underlying Return is zero or negative, you will not receive any positive return on your investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	(a) Final Underlying Price minus Initial Underlying Price divided by (b) Initial Underlying Price
Barrier Event:	A Barrier Event occurs if, on any scheduled trading day during the Observation Period, the Closing Price of the Underlying is greater than the Upper Barrier. If a market disruption event occurs on any scheduled trading day during the Observation Period (other than the Final Valuation Date), the Closing Price of the Underlying on that day will be disregarded for purposes of determining whether a Barrier Event has occurred.
Upper Barrier:	A percentage of the Initial Underlying Price, as specified on the cover of this pricing supplement
Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date
Conditional Return:	8.00%
Initial Underlying Price:	The Closing Price of the Underlying on the Trade Date
Final Underlying Price:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:	Closing Price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

Investment Timeline
Trade Date:	The Initial Underlying Price is observed and the Upper Barrier is determined.

Every scheduled trading day during the Observation Period:	The Closing Price of the Underlying is observed.

Maturity Date:

The Final Underlying Price is observed and the Underlying Return is determined on the Final Valuation Date.

If a Barrier Event has occurred, the Issuer will pay the principal amount of the Notes at maturity plus a positive return equal to the Conditional Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Conditional Return)

If a Barrier Event has not occurred and the Underlying Return is positive, the Issuer will pay the principal amount of the Notes at maturity plus a positive return equal to the Underlying Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Underlying Return)

Because the payment at maturity will not reflect any positive Underlying Return if a Barrier Event has occurred, the Upper Barrier is effectively a cap on your return at maturity. Because the Upper Barrier will be equal to between 141.00% and 143.05% of the Initial Underlying Price, the maximum payment at maturity will be between $1,410.00 and $1,430.50 per Note.

If a Barrier Event has not occurred and the Underlying Return is zero or negative, the Issuer will repay the full principal amount of $1,000 per Note at maturity.

If a Barrier Event has not occurred and the Underlying Return is zero or negative, you will not receive any positive return on your investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Because the Upper Barrier will be equal to between 141.00% and 143.05% of the Initial Underlying Price, the maximum payment at maturity will be between $1,410.00 and $1,430.50 per Note. If a Barrier Event occurs, the return on the Notes will be limited to the Conditional Return, regardless of the Underlying Return. You may receive only your principal amount at maturity and you may not receive any positive return on the Notes. Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement. The Underlying and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Key Risks—Risks Relating to the Underlying” below.

[2]	Subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Does Not Hold Equity Securities as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying or its Underlying Commodity (as defined under “SPDR® Gold Trust” below). Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

t	The Notes do not pay interest and may not pay more than the principal amount — If a Barrier Event has not occurred and the Underlying Return is zero or negative, you will receive only the principal amount for each Note you hold at maturity and will receive no positive return on your investment. As the Notes do not pay any interest, if the Underlying does not appreciate sufficiently over the term of the Notes, the overall return on the Notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the Issuer of comparable maturity. The Notes have been designed for investors who are willing to forgo market fixed or floating interest rates in exchange for the Conditional Return or a return, if any, based on the performance of the Underlying.

t	The potential return on the Notes is limited by the Upper Barrier if a Barrier Event has not occurred — Because the payment at maturity will reflect any positive Underlying Return only if a Barrier Event has not occurred, the Upper Barrier is effectively a cap on your return at maturity. Because the Upper Barrier, which will be set on the Trade Date, will be equal to between 141.00% and 143.05% of the Initial Underlying Price, the maximum payment at maturity will be between $1,410.00 and $1,430.50 per Note.

t	The potential return on the Notes is limited to the Conditional Return if a Barrier Event has occurred — If a Barrier Event has occurred, the return on your Notes at maturity will be limited to the Conditional Return, regardless of any appreciation of the Underlying, which may be significant.

t	A Barrier Event may occur on any scheduled trading day during the Observation Period — If, on any scheduled trading day during the Observation Period, the Closing Price of the Underlying is greater than the Upper Barrier (i.e., a Barrier Event occurs), you will receive at maturity a return equal to the Conditional Return, and you will not participate in any positive Underlying Return, regardless of any appreciation of the Underlying, which may be significant.

t	No interest payments — The Issuer will not make periodic interest payments on the Notes.

t	The probability that a barrier event will occur will depend on the volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that a Barrier Event will occur during the Observation Period, resulting in the loss of the opportunity to earn a return on the Notes at maturity based on any positive Underlying Return. However, the Underlying’s volatility can change significantly over the term of the Notes. The price of the Underlying could rise sharply, which could trigger a Barrier Event and result in your receiving only the Conditional Return at maturity.

t	Any payment on the Notes will be determined based on the Closing Prices of the Underlying on the dates specified — Any payment on the Notes will be determined based on the Closing Prices of the Underlying on the dates specified. You will not benefit from any more favorable value of the Underlying determined at any other time.

t	Repayment of principal applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the price of the Underlying is greater than the Initial Underlying Price.

t	Owning the Notes is not the same as owning the Underlying or the commodity held by the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying or the commodity held by the Underlying. As a holder of the Notes, you will not have any rights with respect to the Underlying or the commodity held by the Underlying.

t	Tax Treatment — As discussed further below under “What Are the Tax Consequences of an Investment in the Notes?” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, under our intended treatment of the Notes, you will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to the Issuer

t	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

t	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlying

t	The performance and market value of the Underlying, particularly during periods of market volatility, may not correlate with the performance of its Underlying Commodity as well as its net asset value per share — The Underlying does not fully replicate the performance of its Underlying Commodity due to the fees and expenses charged by the Underlying or by restrictions on access to the Underlying Commodity due to other circumstances. The Underlying does not generate any income, and as the Underlying regularly sells its Underlying Commodity to pay for ongoing expenses, the amount of its Underlying Commodity represented by each share gradually declines over time. The Underlying sells its Underlying Commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its Underlying Commodity. The sale by the Underlying of its Underlying Commodity to pay expenses at a time of low prices for its Underlying Commodity could adversely affect the value of the Notes. Additionally, there is a risk that part or all of the Underlying’s holdings in its Underlying Commodity could be lost, damaged or stolen. Access to the Underlying’s Underlying Commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the Underlying and its Underlying Commodity. In addition, because the shares of the Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, the Underlying Commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Underlying Commodity as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.

t	There are risks associated with commodities trading on the London Bullion Market Association — The investment objective of the Underlying is to reflect the performance of the price of gold bullion, less the Underlying’s expenses. The price of gold is determined by the London Bullion Market Association (the “LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the Notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

t	The Notes are subject to risks associated with gold — The investment objective of the Underlying is to reflect the performance of the price of gold bullion, less the Underlying’s expenses. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

t	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally — The Underlying provides exposure to a single commodity and not to a diverse basket of commodities. The Underlying Commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the Notes carry greater risk and may be more volatile than securities linked to the prices of a broader or more diverse basket of commodities.

t	Anti-dilution protection is limited, and the Calculation Agent has discretion to make anti-dilution adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlying. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of the Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Notes with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

t	Adjustments to the Underlying could adversely affect the value of the Notes or result in the Notes being accelerated — The investment adviser of the Underlying may add, delete or substitute the component assets held by the Underlying or make changes to its investment strategy. In addition, if the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the Underlying or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. However, if we elect not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement

t	We may accelerate the Notes if a commodity hedging disruption event occurs — Upon the occurrence of legal or regulatory changes that the Calculation Agent determines have interfered with our or our affiliates’ ability to hedge our obligations under the Notes, or if for any other reason we or our affiliates are unable to enter into or maintain hedge positions that the Calculation Agent deems necessary to hedge our obligations under the Notes, or to realize the proceeds of any such hedge position, the Calculation Agent may determine that a commodity hedging disruption event has occurred and accelerate the maturity date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly by the occurrence of such a commodity hedging disruption event. See “Terms of the Notes—Commodity Hedging Disruption Events” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

t	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

t	Potential Barclays Bank PLC impact on the price of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the commodity held by the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying or the commodity held by the Underlying may adversely affect the price of the Underlying and, therefore, the market value of the Notes.

t	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the

Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlying” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

t	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

t	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the Underlying;

t	the time to maturity of the Notes;

t	the market prices of the commodity held by the Underlying;

t	interest and yield rates in the market generally;

t	supply and demand for the Notes;

t	a variety of economic, financial, political, regulatory and judicial events; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

t	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

t	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

t	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

t	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

t	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples and Return Table of the Notes at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $1,000 principal amount Note on a hypothetical offering of Notes under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Notes. The examples and table below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	Approximately 2 years
Hypothetical Initial Underlying Price:	$100.00
Conditional Return:	8.00%
Hypothetical Upper Barrier:	$141.00 (which is 141.00% of the hypothetical Initial Underlying Price, the bottom of the range of 141.00% to 143.05%)
*	Terms used for purposes of these hypothetical examples may not represent the actual Initial Underlying Price, Upper Barrier or Final Underlying Price. The hypothetical Initial Underlying Price of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Underlying Price. The actual Initial Underlying Price and Upper Barrier will be based on the Closing Price of the Underlying on the Trade Date, and the actual Final Underlying Price will be the Closing Price of the Underlying on the Final Valuation Date. For historical Closing Prices of the Underlying, please see the historical information set forth under the section titled “SPDR® Gold Trust” below. We cannot predict the Closing Price of the Underlying on any scheduled trading day during the term of the Notes, including on the Final Valuation Date.

		A Barrier Event Has Not Occurred(1)		A Barrier Event Has Occurred(1)
Final Underlying Price	Underlying Return	Payment at Maturity	Total Return on Notes at Maturity(2)	Payment at Maturity	Total Return on Notes at Maturity(2)
$180.00	80.00%	N/A	N/A	$1,080.00	8.00%
$170.00	70.00%	N/A	N/A	$1,080.00	8.00%
$160.00	60.00%	N/A	N/A	$1,080.00	8.00%
$150.00	50.00%	N/A	N/A	$1,080.00	8.00%
$141.00	41.00%	$1,410.00	41.00%	$1,080.00	8.00%
$140.00	40.00%	$1,400.00	40.00%	$1,080.00	8.00%
$130.00	30.00%	$1,300.00	30.00%	$1,080.00	8.00%
$120.00	20.00%	$1,200.00	20.00%	$1,080.00	8.00%
$115.00	15.00%	$1,150.00	15.00%	$1,080.00	8.00%
$110.00	10.00%	$1,100.00	10.00%	$1,080.00	8.00%
$105.00	5.00%	$1,050.00	5.00%	$1,080.00	8.00%
$102.50	2.50%	$1,025.00	2.50%	$1,080.00	8.00%
$100.00	0.00%	$1,000.00	0.00%	$1,080.00	8.00%
$97.50	-2.50%	$1,000.00	0.00%	$1,080.00	8.00%
$95.00	-5.00%	$1,000.00	0.00%	$1,080.00	8.00%
$90.00	-10.00%	$1,000.00	0.00%	$1,080.00	8.00%
$80.00	-20.00%	$1,000.00	0.00%	$1,080.00	8.00%
$70.00	-30.00%	$1,000.00	0.00%	$1,080.00	8.00%
$60.00	-40.00%	$1,000.00	0.00%	$1,080.00	8.00%
$50.00	-50.00%	$1,000.00	0.00%	$1,080.00	8.00%
$40.00	-60.00%	$1,000.00	0.00%	$1,080.00	8.00%
$30.00	-70.00%	$1,000.00	0.00%	$1,080.00	8.00%
$20.00	-80.00%	$1,000.00	0.00%	$1,080.00	8.00%
$10.00	-90.00%	$1,000.00	0.00%	$1,080.00	8.00%
$0.00	-100.00%	$1,000.00	0.00%	$1,080.00	8.00%
[1]	A Barrier Event occurs if, on any scheduled trading day during the Observation Period, the Closing Price of the Underlying is greater than the Upper Barrier.
[2]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Note to the purchase price of $1,000 per Note.

EXAMPLES 1 THROUGH 3 ASSUME THAT A BARRIER EVENT HAS OCCURRED

Example 1 — The Closing Price of the Underlying increases 50.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $150.00, resulting in an Underlying Return of 50.00%.

Although the Underlying Return of 50.00% is significantly greater than the Conditional Return of 8.00%, because a Barrier Event has occurred, the Issuer will pay you your principal amount plus a return equal to the Conditional Return, resulting in a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Conditional Return)
$1,000 + ($1,000 × 8.00%) = $1,080.00

The payment at maturity of $1,080.00 per Note represents a total return on the Notes of 8.00%.

Example 2 — The Closing Price of the Underlying increases 10.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $110.00, resulting in an Underlying Return of 10.00%.

Although the Underlying Return of 10.00% is greater than the Conditional Return of 8.00%, because a Barrier Event has occurred, the Issuer will pay you your principal amount plus a return equal to the Conditional Return, resulting in a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Conditional Return)
$1,000 + ($1,000 × 8.00%) = $1,080.00

The payment at maturity of $1,080.00 per Note represents a total return on the Notes of 8.00%.

Even though the Final Underlying Price is between the Initial Underlying Price and the Upper Barrier, because a Barrier Event has occurred, your return on the Notes is not determined based on the Underlying Return and is limited to the Conditional Return.

Example 3 — The Closing Price of the Underlying decreases 10.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $90.00, resulting in an Underlying Return of -10.00%.

Although the Underlying Return is negative, because a Barrier Event has occurred, the Issuer will pay you your principal amount plus a return equal to the Conditional Return, resulting in a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Conditional Return)
$1,000 + ($1,000 × 8.00%) = $1,080.00

The payment at maturity of $1,080.00 per Note represents a total return on the Notes of 8.00%.

EXAMPLES 4 THROUGH 6 ASSUME THAT A BARRIER EVENT HAS NOT OCCURRED

Example 4 — The Closing Price of the Underlying increases 10.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $110.00, resulting in an Underlying Return of 10.00%.

Because a Barrier Event has not occurred and the Underlying Return of 10.00% is positive, the Issuer will pay you your principal amount plus a return equal to the Underlying Return, resulting in a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Underlying Return)
$1,000 + ($1,000 × 10.00%) = $1,100.00

The payment at maturity of $1,100.00 per Note represents a total return on the Notes of 10.00%.

Example 5 — The Closing Price of the Underlying increases 2.50% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $102.50, resulting in an Underlying Return of 2.50%.

Because a Barrier Event has not occurred and the Underlying Return of 2.50% is positive, the Issuer will pay you your principal amount plus a return equal to the Underlying Return, resulting in a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Underlying Return)
$1,000 + ($1,000 × 2.50%) = $1,025.00

The payment at maturity of $1,025.00 per Note represents a total return on the Notes of 2.50%.

Your payment at maturity will be less than it would have been if a Barrier Event had occurred.

Example 6 — The Closing Price of the Underlying decreases 20.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $80.00, resulting in an Underlying Return of -20.00%.

Because a Barrier Event has not occurred and the Underlying Return is negative, the Issuer will repay the full principal amount at maturity of $1,000.00 per Note.

The payment at maturity of $1,000.00 per Note represents a total return on the Notes of 0.00%.

If a Barrier Event has not occurred and the Underlying Return is zero or negative, you will not receive any positive return on your investment.

What Are the Tax Consequences of an Investment in the Notes?

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes due to the lack of governing authority. You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Based on current market conditions, we intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. The remainder of this discussion assumes that this treatment is correct.

Assuming that our treatment of the Notes as contingent payment debt instruments is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. For example, if a Barrier Event were to occur after the issue date but more than six months prior to maturity, then adjustments would be required to be taken into account in a reasonable manner over the remaining term of the Notes. You should consult your tax adviser concerning the application of these rules.

Notwithstanding the foregoing, if a Barrier Event occurs prior to the issue date, the Notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. In this event, the Notes should be treated as debt instruments issued with original issue discount (“OID”) in an amount equal to the excess of the fixed payment at maturity over the “issue price” of the Notes. You will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest, regardless of your method of accounting. Gain or loss realized on the sale, exchange or maturity of a Note generally will be capital gain or loss and will be long-term capital gain or loss if you have held the Note for more than one year.

Because our intended treatment of the Notes as CPDIs is based on current market conditions, we may determine an alternative treatment is more appropriate based on circumstances at the time of pricing. Our ultimate determination will be binding on you, unless you properly disclose to the Internal Revenue Service (the “IRS”) an alternative treatment. Also, the IRS may challenge the treatment of the Notes as CPDIs. If we determine not to treat the Notes as CPDIs, or if the IRS successfully challenges the treatment of the Notes as CPDIs, then the Notes could be treated as original issue discount debt instruments (that are not CPDIs) with an amount of original issue discount equal to the maximum return at maturity. Under this treatment, if you are a U.S. holder, your annual taxable income from (and adjusted tax basis in) the Notes might be greater than if it were based on the comparable yield, and any loss recognized upon a disposition of the Notes (including upon maturity) would be capital loss, the deductibility of which is subject to limitations. Accordingly, this alternative treatment could result in adverse tax consequences to you.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the Notes, although the IRS could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

The discussions in the preceding paragraphs, when read in combination with the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Comparable Yield and Projected Payment Schedule

We will provide the “comparable yield” and “projected payment schedule” for the Notes in the final pricing supplement. The projected payment schedule for a Note will consist of a single projected amount due at maturity.

In the final pricing supplement, the following table will state the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Note) that will be deemed to have accrued with respect to a Note for each accrual period based upon the comparable yield and projected payment schedule.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per Note)	Total Interest Deemed to Have Accrued from Original Issue Date (per Note)
August 31, 2026 through December 31, 2026	$	$
January 1, 2027 through December 31, 2027	$	$
January 1, 2028 through August 30, 2028	$	$

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the Notes.

SPDR® Gold Trust

The Underlying is an investment trust sponsored by World Gold Trust Services, LLC, whose investment objective is for its shares to reflect the performance of the price of gold bullion (the “Underlying Commodity”), less the Underlying’s expenses. The Underlying holds gold bars and from time to time issues blocks of shares in exchange for deposits of gold and distributes gold in connection with the redemption of blocks of shares. For more information about the Underlying, see “Exchange-Traded Funds—The SPDR® Gold Trust” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Underlying from January 4, 2016 through August 17, 2026, based on the daily Closing Prices of the Underlying. The Closing Price of the Underlying on August 17, 2026 was $405.49. The dotted line represents a hypothetical Upper Barrier of $571.74, which is equal to 141.00% of the Closing Price of the Underlying on August 17, 2026 (141.00% is the bottom of the range of 141.00% to 143.05% for the actual Upper Barrier percentage). The actual Upper Barrier will be determined on the Trade Date and will be based on the Closing Price of the Underlying on the Trade Date.

We obtained the Closing Prices of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the Underlying during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in a positive return on your investment. The Closing Prices below may reflect adjustments in response to certain actions such as stock splits and reverse stock splits.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.